EXHIBIT 99


FOR IMMEDIATE RELEASE                Contact:  Brett Shockley, CEO
                                              Spanlink Communications
(612)    971-2114
                                              brett.shockley@spanlink.com

                                              Tim Briggs, CFO
                                              Spanlink Communications
(612)    971-2135
                                              tim.briggs@spanlink.com


                 SPANLINK ANNOUNCES PLAN TO TAKE COMPANY PRIVATE


         MINNEAPOLIS, February 25, 2000 -- Spanlink Communications, Inc. (Nasdaq SmallCap Market: SPLK) announced today its intent to take the company private and cash out public shareholders. The company also announced that Cisco Systems, Inc. will be investing in the newly private company through the purchase of convertible preferred shares.

         The transaction will involve the creation of a holding company, Spanlink Acquisition Corp., and a merger of the two entities. Spanlink Acquisition Corp. (SA Corp.) was formed by founders and management who currently own more that 50 percent of Spanlink Communications. Under the terms of the definitive merger agreement, SA Corp. will commence a tender offer for all outstanding shares of the Spanlink Communications common stock not owned by SA Corp. for $10.50 per share in cash.

         The tender offer will start not later than March 1, 2000 and will be scheduled to expire in 30 days. The merger and the tender offer are subject to certain conditions, including a minimum condition in the tender offer that SA Corp. own an aggregate of 67 percent of the outstanding stock following the tender offer.

         The merger agreement has been reviewed and approved by a special committee of the board of directors. The special committee, which is composed of directors not affiliated with SA Corp., has also received a fairness opinion from their financial advisor, Dougherty & Co. LLC of Minneapolis. Dain Rauscher Wessels is acting as financial advisor to SA Corp.

         Holders of the common shares of Spanlink Communications, Inc. should read the Offer to Purchase that will be disseminated by SA Corp. upon the commencement of the cash tender offer. SA Corp. will file the Offer to Purchase with the Securities and Exchange Commission at that time. The Offer to Purchase and other filed documents relating to the tender offer will be available from the Public Reference Room of the Commission, subject to a copying fee. The Commission's address is 450 5th Street N.W., Washington, D.C. 20549. The telephone number of the Public Reference Room is (202) 942-8090. Copies of the materials will also be available directly from the information agent, Corporate Investor Communications, Inc., by calling (877) 977-6194.

         Spanlink Communications is a leading provider of computer telephony software solutions and integration services that help call centers rapidly automate and manage the customer interaction process - via the telephone or the Internet. Founded in 1988, Spanlink has more than 90 employees and more than 2,000 customers using its call center products and services. Spanlink offers its products and services in the U.S. and internationally through a direct sales force, channel partners and OEMs. Visit the company online at http://www.spanlink.com .